                                                                    Exhibit 99.1

DEL GLOBAL TECHNOLOGIES ANNOUNCES PROFITABLE FISCAL 2006
FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
Monday November 6, 5:20 pm ET

Q4 FY 2006 HIGHLIGHTS VERSUS Q4 FY 2005

-- SALES ROSE 16.3% TO $24.0 MILLION

-- OPERATING INCOME INCREASED TO $1.7 MILLION

-- SHAREHOLDERS' EQUITY UP 38.9% TO $12.8 MILLION

-- BACKLOG AT JULY 29, 2006 ROSE 53.4% TO $22.4 MILLION

FRANKLIN PARK, Ill.--(BUSINESS WIRE)--Del Global Technologies Corp. (DGTC) ("Del
Global" or "the Company") today announced operating results for its fiscal 2006 fourth quarter and fiscal year ended July 29, 2006, as well as summary balance sheet data (see attached tables).

FISCAL 2006 FOURTH QUARTER RESULTS

         Consolidated net sales for the fourth quarter of fiscal 2006 rose 16.3%
to $24.0 million from $20.6 million in the same period last year. Sales at the
Medical Systems Group increased 21.7% to $20.9 million from $17.1 million in the same period one year ago due to higher international sales, which offset lower
U.S. sales. As previously announced, U.S. sales have been impacted by consolidation and subsequent reorganization of two national medical distributors; each distributor was a pre-consolidation customer of Del Global.
The Medical Systems Group sales team is addressing the impact of this consolidation through a variety of measures, including focusing on national and regional purchasing agreements in the U.S and through increased international marketing efforts. Fiscal 2006 fourth quarter sales at the Power Conversion
Business ("RFI") decreased to $3.1 million from $3.5 million in the fourth quarter of fiscal 2005 due to decreased demands from an OEM customer.

         Consolidated gross margin declined to 24.6% in the fiscal 2006 fourth quarter from 28.9% in same period last year. While gross margin at the Medical
Systems Group improved to 22.0% from 21.6%, gross margin at RFI declined to
42.5% from 65.0% in the same period one year ago due to reduced volume.

         Selling, general and administrative expenses ("SG&A") during the fourth quarter of fiscal 2006 declined to $3.5 million, or 14.8% of sales, from $3.9 million, or 18.9% of sales, in the same period last year. This decline was attributable to reduced legal, accounting and corporate expenses, and RFI's success at maintaining a lower selling cost structure.

         Consolidated operating income for the fourth quarter of fiscal 2006 improved by $0.1 million to $1.7 million from the same period one year ago.
Operating income at the Medical Systems Group improved 26% to $1.5 million from
$1.2 million in the fourth quarter of fiscal 2005. This offset a decline in operating income at RFI, which posted operating income of $0.8 million from $1.4 million in the comparable prior year period. Corporate costs declined to $0.5 million from $0.9 million in the fourth quarter of fiscal 2006.

         The Company did not provide for a U.S. domestic income tax benefit in the fiscal 2006 fourth quarter due to its domestic net operating loss carry forwards. The tax provision recorded is related to the income of Villa, Del
Global's Italian subsidiary.

         Net income for the fourth quarter of fiscal 2006 was $0.7 million, or
$0.06 per diluted share on approximately 12.2 million weighted average common shares outstanding, from $0.8 million, or $0.07 per diluted share on approximately 11.5 million weighted average common shares outstanding, in the same period last year. Net income for the fourth quarter of fiscal 2006 included a loss from discontinued operations of $0.2 million, or $0.01 per diluted share.

FISCAL 2006 OVERVIEW

         Consolidated net sales declined to $83.0 million for fiscal year 2006 from $84.9 million in fiscal 2005. Sales at the Medical Systems Group declined to $70.3 million from $70.8 million last year, as higher international sales were offset by lower domestic sales. Of note, international sales in fiscal 2005 included shipments of $8.8 million under an international Romanian tender order;
no such sales were recorded in fiscal 2006. Sales at RFI decreased to $12.7 million from $14.1 million in fiscal 2005. Sales at RFI were impacted by catch-ups of late orders from fiscal 2004 during fiscal 2005, and decreased demands from an OEM customer in fiscal 2006 due to a planned move of this production to a customer owned facility.

         Consolidated gross margin was 23.3% in fiscal 2006 as compared to 26.3%
in fiscal 2005. Lower sales at RFI resulted in a gross margin of 35.5% in fiscal
2006 as compared to 41.0% in fiscal 2005. At the Medical Systems Group, fiscal
2006 gross margins declined to 21.1% from 23.3% in the prior year due to lower domestic and international sales resulting from the effect of product mix and pricing pressure.

         SG&A for fiscal 2006 declined to $13.6 million, or 16.4% of sales, from
$16.5 million, or 19.4% of sales, last year. The decrease was the result of reduced corporate legal and accounting costs, reduced selling costs at both RFI and the Medical Systems Group, as well as higher costs in fiscal 2005 related to a review of strategic alternatives.

         Fiscal 2006 operating income was $3.5 million as compared to operating income of $3.9 million in fiscal 2005. The Medical Systems Group generated an operating profit of $3.6 million in fiscal 2006 as compared to an operating profit of $5.6 million in fiscal 2005, and RFI achieved an operating profit of
$2.4 million in fiscal 2006 as compared to an operating profit of $2.8 million in fiscal 2005. Unallocated corporate costs declined to $2.5 million in fiscal
2006 from $4.6 million last year. Operating income in fiscal 2006 included $0.5 million of costs related primarily to the previously disclosed settlement of litigation filed during fiscal 2005 by the potential buyers of the Medical
Systems Group. Litigation settlement costs were $0.3 million in fiscal 2005.

         The Company has not provided for a U.S. domestic income tax benefit in fiscal 2006 due to its domestic net operating loss carry forwards. The tax provisions recorded are related to the profits of Villa, Del Global's Italian subsidiary.

         Net income for fiscal 2006 was $0.1 million, or $0.01 per diluted share on approximately 12.1 million weighted average common shares outstanding, as compared to net income of $0.4 million, or $0.03 per diluted share on approximately 11.5 million weighted average common shares outstanding, last year. Net income for fiscal 2006 included a loss from discontinued operations of
$0.2 million, or $0.01 per diluted share. Net income for fiscal 2005 included a gain from discontinued operations of $0.2 million, or $0.02 per diluted share.

BACKLOG

         Consolidated backlog at July 29, 2006 rose 53.4% to approximately $22.4 million from approximately $14.6 million at July 30, 2005. Backlog at RFI increased $0.2 million from levels at the beginning of the fiscal year, and there was a $7.5 million increase in the backlog at the Medical Systems Group reflecting domestic increases of $0.9 million and international increases of
$7.4 million due to higher bookings during the fiscal 2006 period. Substantially all of the backlog should result in shipments within the next twelve months.

COMMENTS

         James A. Risher, Del Global's President and Chief Executive Officer
commented, "Del Global Technologies has identified several business challenges during the last year and is developing plans for future growth. The Company's
Medical Systems Group operates in a number of growing markets. The management team's challenge in 2007 is to better position the business for the transition from analog products to digital systems with sufficient value added content to grow operating margins. We will be in a better position to share our vision with you later this year. The Company's RFI business continues to serve a niche market for highly engineered power supply components."

FINANCIAL CONDITION

         Del Global's balance sheet at July 29, 2006 reflected working capital of $6.9 million, shareholders' equity of $12.8 million, and a net book value of
$1.10 per share. As of July 29, 2006, Del Global had approximately $1.0 million of excess borrowing availability under its domestic revolving credit facility compared to $0.5 million at July 30, 2005. In addition, as of July 29, 2006, Del
Global's Villa subsidiary had an aggregate of approximately $4.4 million of excess borrowing availability under its various short-term credit facilities.
Terms of the Italian credit facilities do not permit the use of borrowing availability to directly finance operating activities at Del Global's U.S.
subsidiaries.

ABOUT DEL GLOBAL TECHNOLOGIES

         Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of high performance diagnostic imaging systems for medical, dental and veterinary applications through the Del Medical Systems
Group. Through its U.S. based Del Medical Imaging Corp. and Milan, Italy based
Villa Sistemi Medicali S.p.A. subsidiaries the Company offers a broad portfolio of general radiographic, radiographic/fluoroscopic, portable x-ray and digital radiographic systems to the global marketplace. Through its RFI subsidiary, Del
Global manufactures proprietary high-voltage power conversion subsystems including electronic filters, high voltage capacitors, pulse modulators, transformers and reactors, and a variety of other products designed for industrial, medical, military and other commercial applications. The company's web site is http://www.delglobal.com.

         Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. Del Global cautions that these statements are not guarantees of future performance. These statements involve a number of risks and uncertainties that are difficult to predict, including, but not limited to: the ability of Del Global to implement its business plan; retention of management; changing industry and competitive conditions; obtaining anticipated operating efficiencies; securing necessary capital facilities; favorable determinations in various legal matters; market and operating risks from foreign currency exchange exposures; and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.

                 DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)
                                   (unaudited)

                               Three Months Ended  Twelve Months Ended
                               ------------------- -------------------
                               July 29,  July 30,  July 29,  July 30,
                               --------- --------- --------- ---------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Net Sales                      $ 23,977  $ 20,613  $ 83,014  $ 84,872
Cost of Sales                    18,071    14,654    63,656    62,591
                               --------- --------- --------- ---------

Gross Margin                      5,906     5,959    19,358    22,281
                               --------- --------- --------- ---------

Selling, General and
 Administrative                   3,548     3,906    13,619    16,452
Research and Development            371       368     1,562     1,636
Litigation Settlement Costs         252         -       697       300
                               --------- --------- --------- ---------

Total Operating Expenses          4,171     4,274    15,878    18,388
                               --------- --------- --------- ---------

Operating Income                  1,735     1,685     3,480     3,893
Interest Expense                   (368)     (372)   (1,311)   (1,350)
Other Income/ (Expense)             212        63       (34)       97
                               --------- --------- --------- ---------

Income from Continuing
  Operations Before Income Tax
  Provision and Minority
   Interest                       1,579     1,376     2,135     2,640
Income Tax Provision                694       497     1,758     2,054
                               --------- --------- --------- ---------

Income From Continuing
  Operations Before Minority
   Interest                         885       879       377       586
Minority Interest                     -        71       108       393
                               --------- --------- --------- ---------

Income From Continuing
 Operations                         885       808       269       193
Discontinued Operations            (175)        -      (175)      199
                               --------- --------- --------- ---------

Net Income                     $    710  $    808  $     94  $    392
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share- Basic
Continuing Operations          $   0.08  $   0.08  $   0.02  $   0.02
Discontinued Operations           (0.02)        -     (0.01)     0.02
                               --------- --------- --------- ---------

Net Income Per Basic Share     $   0.06  $   0.08  $   0.01  $   0.04
                               ========= ========= ========= =========

Income (Loss) Per Common
 Share-Diluted
Continuing Operations          $   0.07  $   0.07  $   0.02  $   0.01
Discontinued Operations           (0.01)        -     (0.01)     0.02
                               --------- --------- --------- ---------

Net Income Per Diluted Share   $   0.06  $   0.07  $   0.01  $   0.03
                               ========= ========= ========= =========

Weighted Average Number of
 Common Shares
Outstanding (In Thousands):
  Basic                          11,636    10,613    11,244    10,490
                               ========= ========= ========= =========
  Diluted                        12,209    11,541    12,076    11,465
                               ========= ========= ========= =========

            DEL GLOBAL TECHNOLOGIES CORP. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY BALANCE SHEETS
            (Dollars in Thousands, except per share data)

                                           July 29, 2006 July 30, 2005
                                           ------------- -------------

Current Assets                             $     34,959  $     31,260
Total Assets                               $     49,153  $     40,776

Current Liabilities                        $     28,024  $     21,138
Total Liabilities                          $     36,339  $     30,275

Minority Interest in Subsidiary            $         --  $      1,273

Shareholders' Equity                       $     12,814  $      9,228

Common Shares Outstanding at the End of
 the Period                                      11,636        10,630

Book Value Per Share                       $       1.10  $       0.87

CONTACT:
Del Global Technologies Corp.
James A. Risher, 847-288-7065
Chief Executive Officer
or
Mark A. Zorko, 847-288-7003
Chief Financial Officer
or
Media Relations:
M. Thomas Boon, 847-288-7023
VP Global Sales and Marketing
or
The Equity Group Inc.
Devin Sullivan, 212-836-9608
Senior Vice President
---------------------------------

Source: Del Global Technologies Corp.